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               U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
                        Washington, D.C. 20540         -----------------------
FORM 12b-25                                            OMB Number 3235-0058
-----------                                            Expires: March 31, 1991
                                                       -----------------------

                      NOTIFICATION OF LATE FILING      -----------------------
                                                            SEC FILE NUMBER
                              (Check One):                 33-4460-NY
                                                       -----------------------
  / / Form 10-K   / / Form 11-K  / / Form 20-F  /x/ Form 10-Q  / / Form N-SAR

            For Period Ended:   July 31, 1997          -----------------------
                             ------------------              CUSIP NUMBER
                                                              876556 20 0
                                                       -----------------------

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Read instructions (on back page) Before Preparing Form. Please Print or Type.

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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Part I-Registrant Information
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Full Name of Registrant                Tasty Fries, Inc.

Former Name if Applicable
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Address of Principal Executive Office (Street and Number)

650 Sentry Parkway, Suite One
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City, State and Zip Code

Blue Bell, PA 19422
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Part II-Rules 12b-25 (b) and (e)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

/x/ (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-26(c) has not been attached if applicable.

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Part III- Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 11-K,
    20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed period.

    The certified public accountants are unable to finish the financial statements until the week of September 16, 1997.

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Part IV -- Other Information
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 (1)  Name and telephone number of person to contact in regard to this notification

       Edward C. Kelly              610              941-2109
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            (NAME)              (AREA CODE)        (TELEPHONE NUMBER)

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 (2)   Have all other periodic reports required
       under Secion 13 or 15(d) of the Securities
       Exhchange Act of 1934 or Section 30 of the
       Investment Company Act of 1940 during the
       preceding 12 months (or for such shorter         / X / YES   /  / NO
       period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

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  (3)  Is it anticipated that any significant
       change in reults of operations from the
       corresponding period for the last fiscal
       year will be reflected by the earnings
       statements to be included in the subject         /  / YES    / X / NO
       report or portion thereof?

       If so, attach an explanation of the
       anticipated change, both narratively and quantitativley, and, if appropritate, state the reasons why a reasonable estimate of the results can not be made.

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                     Tasty Fries, Inc.
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                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

  DATE  September 12, 1997               By  /s/ Edward C. Kelly
      -------------------------            --------------------------------
                                             Edward C. Kelly, President


  INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

------------------------------ATTENTION---------------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                         GENERAL INSTRUCTIONS

  1.  This Form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the
      General Rules and Regulations under the Securities Exchange Act of 1934.

  2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington D.C. 20549, in accordance with Rule D-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

  3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

  4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.